EXHIBIT 21
SUBSIDIARIES OF THE RIGISTRANT
COMMERCIAL BANCSHARES, INC.

	State of	Percentage of
Subsidiary	Incorporation	Securities owned
The Commercial Savings Bank	Ohio	100% by the Corporation

Beck Title Agency, Ltd.	Ohio	49.9% by The Commercial
Savings Bank

Commercial Financial and	Ohio	100% by the Corporation
Insurance Agency, Ltd.
The principal office of both The Commercial Savings Bank and Commercial Financial and Insurance Agency, Ltd. is located in Upper Sandusky, Ohio, while the principal office of Beck Title Agency, Ltd. is located in Carey, Ohio.